Exhibit 99.1

ProtoKinetix Corporate Update

St. Marys, West Virginia, January 5, 2016
ProtoKinetix, Incorporated (OTCQB:PKTX) (the "Company" or "ProtoKinetix") (www.protokinetix.com) is pleased to provide the following corporate update to its stockholders:
Fiscal 2015 was a year of significant progress for ProtoKinetix, Incorporated. We executed several complex initiatives and continued to make great strides in delivering the strategic initiatives to improve the fiscal health of the Company and to further the scientific advancement of the AAGP™ molecule. Overall, the company's regulatory status, financial position and scientific foundation for commercial growth are all stronger today than they were a year ago.

Our company has recently been restructured to improve efficiency and to enable growth and value to our stockholders.  We have a new management team comprised of some old and some new faces.  The team members are:

Clarence E. Smith President and CEO
Susan M. Woodward, CFO
Edward P.  McDonough, Director and Head of Audit Committee
Peter Jensen, Head Consultant Business Advisory Board
Julia Levy, Head Consultant Scientific Board
Grant Young, Head Consultant Research and Development

The financial position of ProtoKinetix has never been stronger. Since June of 2014 all past overdue filings with the Securities Exchange Commission have been brought up to date. We received a Full Revocation Order on February 23, 2015 from the British Columbia Securities Commission in regards to its previously implemented Cease Trade Order issued on May 9, 2013. During this time period, ProtoKinetix negotiated a debt settlement with Standard Bankcorp resulting in a gain on settlement of $192,000.

All US tax returns have been filed from 1999 to 2014 and ProtoKinetix has been accepted to both the Offshore Voluntary Disclosure Program and the Domestic Voluntary Disclosure Program to comply with US tax law.

As of June 8th, ProtoKinetix began trading on the OTCQB® Venture Marketplace under the symbol "PKTX."  The Company was formerly trading on the OTC Pink® marketplace under the same symbol.

We were pleased to acquire a portion of certain patents and all rights associated therewith from the University of Alberta pursuant to a Royalty Agreement entered into on or about April 8, 2015.

ProtoKinetix has had positive changes to our Balance Sheet as follows:

Account	Balance 12/31/14	Projected Balance 12/31/15	Change
Cash	317	360,000	359,683
Debt	818,143	135,000	(683,143)
Shares	175,662,433	216,602,433	40,940,000
Assets		65,000	65,000

Our cash position increased by $359,683 due to an increase in private placements. Debt decreased by $683,143 due to settlement of all long and short term debts.  We issued 40,940,000 shares of our common stock in connection with private placements, consulting agreements and settlement of debt.  Assets increased by $65,000 due to the acquisition of patents.

Our CFO, Susan M. Woodward noted, "During this current year we have made great strides in placing ProtoKinetix to be in a much more favorable position to allow the Company to move forward and keep stride with the blossoming scientific advances of our AAGP™ molecule.  I look forward to our continued success in 2016 with the support of our current and future stockholders as well as the dedication of our management and consulting team."

This year ProtoKinetix had notable achievements of which we are very proud.  AAGP™ was presented at the Congress of the International Pancreas and Islet Transplant Association in Melbourne, Australia in November. We also completed an intense, 3-year islet transplantation study with the University of Alberta. Currently, we have completed a peer review and have been published in the prestigious, American Diabetes Association's Journal: Diabetes. We are continuing to study the effects of AAGP™ on Non-Obese Diabetic mice at the Dr. James Shapiro Lab in Edmonton at the University of Alberta.

We are, at present, preparing a clinical trial application to Health Canada. This trial will be conducted by the Shapiro team at the University of Alberta on the well-established, Edmonton Protocol used for treatment of Type 1 Diabetes through islet cell transplants.

As part of this submission, the company has:

•
Commissioned AmbioPharm, Inc. to produce AAGP™ under strict GMP (Good Manufacturing Practice) standards. GMP is required by Health Canada and US FDA (United States Food and Drug Administration) for human use.

•	Toxicity testing will be conducted by a third party.
•	Pharmacokinetics and Pharmacodynamics (PK/PD) has been addressed by BRI Labs in Vancouver. PK/PD studies the absorption rate and quantities of drugs through the human body.

We are looking forward to moving ahead with our application for clinical trials in the coming year. We anticipate testing on the effects of this molecule on the preservation of whole donor organs and tissues for transplantation.

In closing, I want to thank our Board of Directors, the Business and Scientific Advisory Board and the rest of the ProtoKinetix team, whose creativity, hard work and dedication have made this year's achievements possible. Our strong relationship with Dr. James Shapiro and his scientific team continues to be a key asset in following our path to commercialization. We have a unique opportunity to make a difference and we are well prepared to meet our corporate needs for 2016 and pursue continued growth and maximize stockholder value.

About ProtoKinetix

ProtoKinetix, Inc. is a molecular biotechnology company that has developed and patented a family of hyper stable, potent glycopeptides (AAGP™) that enhance both engraftment and protection of transplanted cells used in regenerative medicine. Due to the results achieved over the last three years of testing the company is now preparing a submission to enter into phase one and two human clinical trials. Additional studies will be expanded to include whole organ transplantation.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act").  All statements, other than statements of historical facts, included herein and therein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases.  Although we believe that the expectations reflected in these forward looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not considered to be) guarantees of future performance.  Among these risks are those set forth in a Form 10-K filed on April 14, 2015. It is important that each person reviewing this release understand the significant risks attendant to the operations of ProtoKinetix. ProtoKinetix disclaims any obligation to update any forward-looking statement made herein.

For further information, please contact:

Clarence E. Smith
President and Chief Executive Officer

Telephone:                 304-299-5070
Email:                               csmith@protokinetix.com
Twitter:                          @ProtoKinetix